Exhibit 10.8

CIT Commerical Services   T:  213 613-2400
300 South Grand Avenue
Los Angeles, California 90071

                                                April 23, 2003



Innovo Azteca Apparel, Inc.
5804 East Slauson Ave.
Commerce, CA  90040

Ladies and Gentlemen:

Reference is made to the Factoring Agreement between us, dated June 1, 2001, as supplemented and amended (herein the "Agreement").

Pursuant to mutual understanding, effective April 11, 2003, the Agreement shall be amended as follows:

1. Delete sub-section 14.1 in its entirety and substitute with the following new sub-section:

"14.1 Interest is charged as of the last day of each month based on the daily debit balances in your Funds In Use account for that month, at a rate equal to the sum of one-quarter of one percent
(.25%) plus the Chase Prime  Rate (as hereinafter defined).   The
Chase Prime Rate is the per annum rate of interest publicly announced by JPMorgan Chase Bank (or its successor) in New York, New York from time to time as its prime rate, and is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers. Any change in the rate of interest hereunder due to a change in the Chase Prime Rate will take effect as of the first of the month following such change in the Chase Prime Rate. Interest will be credited as of the last day of each month based on the daily credit balances in your Funds in use account for that month, at a rate four percent (4%) per annum below the Chase Prime Rate being used to calculate interest for the period. All interest is calculated on a 360 day year."

2. Delete sub-section 15.1 in its entirety and substitute with the following new sub-section:

"15.1 For our services hereunder, you will pay us a factoring fee or charge of six-tenths of one percent (.60%) of the gross face amount of all Factor Risk Accounts factored with us; and a factoring fee or charge of forty-tenths of one percent (.40%) of the gross face amount of all Client Risk Accounts factored with us. In addition, you will pay a fee of one-quarter of one percent (1/4 of 1%) of the gross face amount of each Account for each thirty (30) day period or part thereof by which the longest terms of sale applicable to such Account exceed ninety (90) days (whether as originally stated or as a result of a change of terms requested by you or the customer). For Accounts arising from sales to customers located outside the fifty states of the United States of America, you will pay us an additional factoring fee of one percent (1%) of the gross face amount of all such Accounts. All factoring fees or charges are due and charged to your account upon our purchase of the underlying Account. Commencing April 1, 2003, in no event shall the aggregate of the factoring fees or commissions payable to us hereunder for each year, or part thereof ("Period"), by you, Innovo Azteca Apparel,Inc.and Joe's Jeans Inc. each under separate factoring agreements with us (the "Agreements"), be less than $200,000.00. The amount, if any, by which $200,000.00 exceeds commissions earned on accounts receivable factored with us by you, Innovo, Inc. and Innovo Azteca Apparel, Inc. for any Period, shall be charged to either of the aforementioned accounts, at our discretion, pursuant to the respective Agreements with us as of the end of such Period."

3. The second sentence of sub-section 16.1 of the Agreement shall be deleted in its entirety and replaced with the following new sentence:

 "Anniversary Date" shall mean June 30, 2005, and the same date in each year thereafter."

The amendment proposal set forth in this letter will expire at 5:00 p.m. Pacific Daylight time on May 14, 2003, unless you execute this letter and return it to CIT prior to that time (which may be by facsimile transmission).

If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing in the place and manner provided below.

Sincerely yours,	             Agreed and Accepted:

THE CIT GROUP/                       INNOVO, INC.
COMMERCIAL SERVICES, INC.

By: /s/ Kulwant Kaur                 By: /s/ Samuel Jospeh Furrow, Jr.
Title: Account Executive             Title:CEO